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                                                                   Exhibit 10.31


         EMPLOYMENT AGREEMENT dated July 1, 1999, between Stephen J. Petti (the "Executive") and DOV Pharmaceutical, Inc., a New Jersey corporation (the "Company").

         WHEREAS, the Company and the Executive desire to enter into this Employment Agreement to assure the Company of the continued services of the Executive and to set forth the duties and compensation of the Executive, all upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Executive and the Company hereby agree as follows:


                                    ARTICLE I

                                   EMPLOYMENT

         SECTION 1.01. TERM. Unless sooner terminated pursuant to Article III hereof, the initial term of this Employment Agreement shall commence on the date of this Employment Agreement and shall terminate on the date that is two year thereafter (the "Initial Employment Period"). Unless sooner terminated pursuant to Article III, the parties may renew this Employment Agreement for one year (each such one year period hereinafter referred to as a "Renewal Period"; the Initial Employment Period and all Renewal Periods are hereinafter referred to as the "Employment Period").

         SECTION 1.02. POSITION. The Company shall employ the Executive and the Executive shall serve as Vice President, Clinical Operations during the Employment Period.

         SECTION 1.03. DUTIES. (a) Subject to the powers, authorities and responsibilities vested in the Board of Directors of the Company (the "Board") under the General Corporation Law of the State of New Jersey, the Executive shall have such responsibilities and authorities as are customarily exercisable by a Vice President of a corporation. The Executive shall also perform such other executive and administrative duties (not inconsistent with the aforementioned position) as the Executive may reasonably be expected to be capable of performing on behalf of the Company, and any subsidiaries and affiliates of the Company as may from time to time be authorized or directed by the Board.

         (b) During the Employment Period, the Executive shall perform faithfully the duties assigned to him hereunder to the best of his abilities and devote his full business time and attention to the Company's business.

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                                   ARTICLE II

                                  COMPENSATION

         SECTION 2.01. BASIC COMPENSATION. As compensation for the Executive's services hereunder, the Company shall pay to the Executive an annual salary of $125,000 (as adjusted, the "Basic Compensation"), payable in bi-weekly installments. The Basic Compensation shall be increased by no less than 5% per year.

         SECTION 2.02. INCENTIVE COMPENSATION. (a) In addition to his Basic Compensation, the Company shall pay to the Executive incentive compensation ("Incentive Compensation") as follows:

         (i) if the Company achieves the following milestones, the Executive shall receive the respective amounts as set forth below:

         $25,000 for the milestones set forth in exhibit A for years one and two

         (ii) performance bonuses as may be determined in the discretion of the Board upon recommendation of the Compensation Committee.

         (b) The Incentive Compensation shall be paid to the Executive within 30 days after the occurrence of the event entitling the Executive thereto.

         SECTION 2.03. OTHER BENEFITS. (a) During the Employment Period, the Executive shall have the right to participate in the Company's various programs for the benefit of employees in accordance with their terms and as the same may be amended or modified from time to time.

         (b) The Executive shall be eligible to participate in the Company's Stock Option Plan and shall receive, initially, options covering 75,000 shares at an exercise price of $3.68 per share.

         (c) The Executive shall be entitled to four weeks of paid vacation in each calendar year. The Executive shall also be entitled to the same standard paid holidays given by the Company to senior executives generally, all as determined from time to time by the Board or appropriate committee thereof. Vacation time shall cumulate and carry forward from year to year provided that the Executive shall not be entitled to more than six weeks of vacation in any one year without the permission of the Board and provided that the Executive shall coordinate his vacation schedule with the CEO and President.

         (d) The Company shall reimburse the Executive for travel or other expenses or disbursements reasonably incurred or made by him in connection with the


                                       2
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Company's business during the Employment Period upon receipt of reasonable documentation thereof.

         (e) The benefits set forth in this Section 2.03 shall be collectively referred to as the "Benefits."


                                   ARTICLE III

                            TERMINATION OF EMPLOYMENT

         SECTION 3.01. TERMINATION OF EMPLOYMENT BY COMPANY.

         (a) Except as otherwise provided in this Article III and in Article IV, upon the occurrence of any of the following events, this Employment Agreement and the rights and obligations of the parties hereunder shall terminate:

         (i) "Disability" (as defined in Section 3.05) of the Executive;

         (ii) conduct by the Executive constituting "Cause" (as defined in Section 3.05).

         (b) In the case of termination pursuant to Section 3.01(a)(i), the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive, in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to his Basic Compensation, Incentive Compensation and Benefits for the period commencing on the date of termination and ending on the date that is six months after the date of termination. The Basic Compensation, earned but unpaid Incentive Compensation and Benefits shall be paid in the manner and at the intervals provided in Article II.

         (c) In the case of termination pursuant to Section 3.01(a)(ii), the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive, in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to his Basic Compensation earned but unpaid, Incentive Compensation and Benefits through the date of such termination.

         (d) In the case of termination of the Executive by the Company other than pursuant to Section 3.01(a)(i) or (ii) or Section 3.02, the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive, in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to his Basic Compensation, Incentive Compensation and all amounts to be paid and benefits to be provided pursuant to Section 2.03 for the period commencing on the date of termination and ending on the later of (i) the date that is one year after the date of such termination and (ii) the date that is 18 months from the date of this Employment


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Agreement. The Basic Compensation due to the Executive pursuant to this Section shall be paid in full on the date of termination of the Executive. The Incentive Compensation and Benefits shall be paid at the intervals set forth in Article
II. In addition, if this agreement is terminated pursuant to this paragraph, the Executive shall immediately have the right to exercise all of the stock options issued to him pursuant to the Stock Option Plan, including those options for which the period during which such options may be exercised has not yet commenced.

         SECTION 3.02. DEATH. In the event of the death of the Executive during the Employment Period, the Employment Period shall terminate on the date of death and the Executive's designated beneficiary or, if none, his estate shall be entitled to receive, in complete and total satisfaction of the Company's obligations hereunder, any accrued and unpaid Basic Compensation, Incentive Compensation and Benefits, as appropriate, through such date of death and for a period 90 days thereafter.

         SECTION 3.03. TERMINATION OF EMPLOYMENT BY THE EXECUTIVE. (a) If during the Employment Period there should occur any of the following events (each of the following being an event giving the Executive the right to resign for "Good Reason"): (i) a change in the title and/or responsibilities of the Executive, such that the Executive is no longer a Vice President of the Company or (ii) a failure by the Company to provide the Executive with the Basic Compensation, Incentive Compensation or Benefits, other than a failure that is not in bad faith and is remedied by the Company within 30 days after receipt of notice thereof given by the Executive, or (iii) a breach by the Company of any of the material terms of this Agreement that is not remedied by the Company within 30 days of notice thereof by the Executive, the Executive may elect to terminate his employment by notice to the Company (subject to Article IV). If the Executive exercises such election, the Employment Period shall terminate effective upon the later to occur of: (x) the receipt of such notice by the Company and (y) the expiration of the 30-day period referred to in Section 3.03(a)(ii) or (iii).

         (b) If the Executive exercises his election to terminate the rights and obligations of the parties pursuant to Section 3.03(a), the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to his Basic Compensation, Incentive Compensation and Benefits for the period commencing on the date of such termination and ending on the later of
(i) the date that is one year after the date of such termination and (ii) the date that is 18 months after the date of this Employment Agreement. The Basic Compensation shall be paid in full on the date of termination. The Incentive Compensation and Benefits shall be paid at the intervals set forth in Article
II. In addition, if this agreement is terminated pursuant to this paragraph, the Executive shall immediately have the right to exercise all stock options issued to him pursuant to the Stock Option Plan, including those options for which the period during which such options may be exercised has not yet commenced.

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         (c) If the Executive terminates this Employment Agreement for any reason other than those contained in Section 3.02 and Section 3.03(a), the rights and obligations of the parties hereunder shall terminate immediately (except as otherwise provided in Article IV) and the Employment Period shall terminate immediately except that the Executive shall be entitled to receive, in complete and total satisfaction of the obligations of the Company hereunder, his Basic Compensation, Incentive Compensation and Benefits through the date of such termination.

         SECTION 3.04. CHANGE OF CONTROL. Notwithstanding anything to the contrary contained herein, in the event of a Change of Control (as defined in Section 3.05), or in the event that the Executive terminates his employment pursuant to Section 3.03(a) in connection with or within six months following the Change of Control, then the Company shall be obligated to pay the Executive, and the Executive shall be entitled to receive in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to the Executive's Basic Compensation, Incentive Compensation and Benefits for the period commencing on the date of termination and ending on the later of (a) the date that is one year after the date of such termination and (b) the date that is 18 months from the date of this Employment Agreement. The Basic Compensation due to the Executive pursuant to this Section 3.04 shall be paid in full on the date of the termination of the Executive. The Incentive Compensation and Benefits shall be paid at the intervals set forth in Article II. In addition, if this agreement is terminated pursuant to this paragraph, the Executive shall immediately have the right to exercise all stock options contained in the Stock Option Plan, including those options for which the period during which such options may be exercised has not yet commenced.

         SECTION 3.05. DEFINITIONS OF CERTAIN TERMS. (a) "Disability" shall mean any physical or mental condition of the Executive that renders the Executive incapable of performing any substantial portion of the services contemplated hereby (as confirmed by competent medical evidence) and that has continued for at least 90 business days in any 12-month period.

         (b) The following shall constitute conduct entitling the Company to terminate the Executive's employment for "Cause": (i) the Executive's willful refusal to perform or substantial disregard of the Executive's duties to the Company that is not cured within 10 days of notice (specifying the failure) thereof from the Board, (ii) the commission by the Executive of a willful and material breach of Article IV or (iii) the conviction of any felony by the Executive (or the equivalent thereof under the laws of any state). If the issue of "Cause" is litigated in a proceeding in any court or through any means of alternative dispute resolution and such issue is resolved in the Executive's favor, then the Company shall reimburse the Executive for all reasonable attorney's fees, costs and expenses incurred by the Executive in such proceeding.

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         (c) "Change of Control" shall mean: (i) a merger or consolidation of the Company with or into another corporation other than a transaction (A) in which the Company is the surviving Corporation or (B) merging or consolidating the Company with any corporation controlling, controlled by or under common control with the Company (in which case the surviving corporation shall be deemed the "Company" for purposes of this Employment Agreement) or (ii) the sale of all or substantially all the assets of the Company to any corporation or entity.


                                   ARTICLE IV

                    NON-COMPETITION; CONFIDENTIAL INFORMATION

         SECTION 4.01 NON-COMPETITION. (a) Subject to Sections 4.01(b) and 4.01(c), the Executive shall not engage in any activities, whether as employer, proprietor, partner, stockholder (other than as the holder of less than 5% of the stock of a corporation listed on a national securities exchange or in the National Association of Securities Dealers, Inc. Automated Quotation System (such a corporation being hereinafter referred to as a "Public Corporation")), director, employee, consultant or otherwise, of any company with substantially the same business as or competes directly with the Company in the United States during the following periods:

         (i) the Employment Period;

         (ii) during any period after the termination of this Employment Agreement pursuant to Article 3 for which the Executive is being or has been paid; and

         (iii) during 12 months after the Employment Period if the Executive is terminated for Cause.

          (b) The Executive shall not be deemed to be in breach of this Employment Agreement by reason of services performed for a subsidiary or affiliate of the Company.

         SECTION 4.02 NON-INTERFERENCE. During the Employment Period and the period of non-competition as determined pursuant to Section 4.01(a), the
Executive:

         (a) Shall not publicly disparage any of the products, services or actions of the Company or any of the Company's subsidiaries or affiliates; and

         (b) Shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization, solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company with any person or entity who is, or was within the then most recent 12-month period, a customer or client of the Company.

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         SECTION 4.03. TRADE SECRETS. The Executive shall not, at any time during the Employment Period and for a period of three years thereafter, use (except for the sole benefit of the Company, the Company's subsidiaries and affiliates) or, without the written consent of the Board, divulge to any person (other than, during the Employment Period, an executive of the Company or any of the Company's subsidiaries or other person to whom disclosure is reasonably necessary or appropriate or legally required in connection with the Executive's duties hereunder) any trade secrets or other confidential information of the Company or any of its subsidiaries or affiliates, except to the extent that (a) such information becomes a matter of public record, or is published in a newspaper, magazine or other periodical available to the general public, in each case, through no violation of this Employment Agreement by the Executive or (b) such disclosure is required by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process provided that the Executive shall immediately notify the Company of the existence, terms and circumstances surrounding such a request so that they may seek an appropriate protective order. When the Executive ceases to be employed by the Company, the Executive shall surrender to the Company all records and documents in any form obtained by him or entrusted to him during the course of his employment hereunder (together with all copies thereof) which pertain to the business of the Company or its subsidiaries or affiliates or which were paid for by the Company or any of the Company's subsidiaries or affiliates provided that the Executive may retain copies of such documents as may be necessary for the Executive's personal records for federal income tax purposes or, with the approval of the Board, for other purposes relating to the Executive's legal affairs, which approval shall not be unreasonably withheld.

         SECTION 4.04. SURVIVAL OF TERMS. The covenants contained in Sections 4.01, 4.02 and 4.03 shall survive the conclusion of the Executive's employment by the Company in accordance with their respective terms.


                                    ARTICLE V

                                  MISCELLANEOUS

         SECTION 5.01. SERVICES AS OFFICER OF AFFILIATE. During the Employment Period, the Executive shall, if appointed, serve as an officer and/or director of all current and future subsidiaries and affiliates of the Company without any additional compensation for such services provided that the Executive shall be provided with reasonable and customary directors' and officers' liability insurance if any such corporation is or becomes publicly held and further provided that the Company shall cause any such subsidiary and/or affiliate to protect, defend and save the Executive harmless from any and all liability arising out of the performance of the Executive's duties as director and/or officer.

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         SECTION 5.02. CONFLICTS. The Executive hereby warrants and represents that he is not under any legal or contractual obligation that would conflict in any manner with the obligations and duties he is undertaking herein, and that his execution of this Employment Agreement shall not breach any agreement to which he is now a party. The Executive further agrees to reimburse and hold the Company harmless for any costs, damages or fees sustained or expended by the Company as a result of this untruth of the representations or breach of warranties contained in this Section 5.02.

         SECTION 5.03. RIGHT TO CHANGE BUSINESS. This Employment Agreement and any rights or privileges granted to the Executive hereunder shall not in any way prevent the Company or any of the Company's subsidiaries from exercising its corporate powers to modify, restructure, enlarge, discontinue or otherwise affect the business operations or activities of such entity.

         SECTION 5.04. NOTICES. Any notice or request required or permitted to be given under this Employment Agreement shall be sufficient if in writing and delivered personally or sent by registered mail, return receipt requested, to the addresses set forth below or to any other address designated by either party by notice similarly given. Such notice shall be deemed to have been given upon the personal delivery thereof or three days after the date of such mailing thereof, as the case may be.

                  If to the Executive, to:
                  HC-1, Box 37, Kennedy Lane
                  East Durham, NY 12423

                  If to the Company, to:
                  DOV Pharmaceutical, Inc.
                  433 Hackensack Avenue
                  Hackensack, NJ 07601

                  With a copy to:
                  Friedman Siegelbaum LLP
                  Seven Becker Farm Road
                  Roseland, New Jersey 07068
                  Attn: Joseph R. Siegelbaum, Esq.

         SECTION 5.05. ASSIGNMENT AND SUCCESSION. The Executive acknowledges that the services to be rendered by him hereunder are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Employment Agreement. The rights and obligations of the Company under this Employment Agreement shall inure to the benefit of and be binding upon its successors and assigns.

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         SECTION 5.06. HEADINGS. The headings contained in this Employment
Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

         SECTION 5.07. APPLICABLE LAW. This Employment Agreement shall be interpreted in accordance with, and the rights of the parties hereto, shall be determined by the laws of the State of New Jersey, without regard to conflict of law rules. Each party hereby irrevocably consents and submits to the IN PERSONAM jurisdiction of any court of general jurisdiction in the State of New Jersey, which shall serve as the sole and exclusive forum in any suit, action or proceeding arising out of or in connection with this Employment Agreement.

         SECTION 5.08. WITHHOLDINGS TAXES. The Company may withhold from any amounts payable under this Employment Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulations.

         SECTION 5.9. ENTIRE AGREEMENT; AMENDMENTS. This Employment Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all prior agreements, understandings or intents between the parties hereto or any related parties. This Employment Agreement may be amended, modified or supplemented only pursuant to Section 4.04 or by a writing signed by both parties hereto.

         SECTION 5.10. WAIVERS. Any term or provisions of this Employment Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefits thereof but only to the extent evidenced by a writing executed by such party. The failure of any party hereto to enforce at any time any provision of this Employment Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Employment Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Employment Agreement shall be held to constitute a waiver of any other or subsequent breach.

         SECTION 5.11. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect and cannot be modified in accordance with Section 4.04, such invalidity, illegality or unenforceability shall not affect any other provisions of this Employment Agreement, and this Employment Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause the remaining terms hereof to be unreasonable.

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         SECTION 5.12. EXECUTION OF COUNTERPARTS. This Employment Agreement may
be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of the parties.

























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         IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be signed by its duly authorized officer and the Executive has signed this Employment Agreement as of the day and year first above written.

DOV Pharmaceutical, Inc.


BY:    /s/ Arnold S. Lippa
   -----------------------------
Name:  Arnold S. Lippa
Title: Chief Executive Officer



Executive: /s/ Stephen J. Petti
          ----------------------
           Stephen J. Petti



                                       11
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EXHIBIT A

COMPANY MILESTONES AND INDIVIDUAL PERFORMANCE OBJECTIVES

NOTE: These milestones and objectives are for the first contract year. They will be reviewed quarterly by senior management and, if necessary, revised to reflect strategic and operational changes. The Exhibit will be amended to reflect the second contract year.

FOR THE PERIOD JULY 1, 1999 TO SEPTEMBER 30, 1999:

1. Select an appropriate location for the 547 pilot study and organize the activities and filings required to initiate the trial.

2. Address/compile key elements of an IND package for DOV 273,547 (with the possible exception of the CMC section).

3.       Establish a draft plan/timeline for the development of Bicifadine

4.       Create and issue comprehensive Clinical Research Standard Operating
         Procedures.


FOR THE PERIOD OCTOBER 1, 1999 TO DECEMBER 31, 1999:

1.       Conduct an Investigator's Meeting for the German 273,547 study

2.       Initiate all sites participating in the 273,547 pilot program.

3. Convene the Bicifadine Advisory Committee and advance the status of the Bicifadine Project Plan.


OBJECTIVES FOR JANUARY 1, 2000 TO MARCH 31, 2000:

1. Prepare the Bicifadine IND; organize key elements and identify areas where updates will be required.

2. Develop the Bicifadine Project Plan to an advanced level and begin development of a Phase 2/3 protocol.

3. Monitor/manage pilot 547 program enrollment to a level sufficient to initiate a meaningful interim efficacy analysis by 6/30.

4. Ensure the final organization of materials/content for filing the 273,547 US IND.


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OBJECTIVES FOR APRIL 1, 2000 TO JUNE 30, 2000:

1. Complete enrollment for the anxiolytic study in Germany sufficient to conduct an interim efficacy analysis.

2.       Make a GO/NO GO decision on 273,547 and, if applicable, file the US
         IND.

3. File a US IND for Bicifidine and prepare to initiate an appropriate Clinical program, based on availability of the extended release formulation.













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January 23, 2002




Stephen Petti
91 Kennedy Lane
East Durham, NY 12423

RE:   EXTENSION OF EMPLOYMENT AGREEMENT

Dear Mr. Petti:

         This will confirm the extension of your July 1, 1999, Employment Agreement with DOV Pharmaceutical, Inc. through April 1, 2004. All terms and conditions therein shall remain in full force and effect, except for the increase of your base compensation to $237,500 per year, and the establishment of a car allowance of $500 per month.

Sincerely,

/s/ Arnold Lippa
--------------------------
Dr. Arnold Lippa
Chief Executive Officer






ACKNOWLEDGED AND AGREED:


/s/ Stephen Petti
----------------------------
Stephen Petti